EXHIBIT 99.2

Form of Nomination Agreement

ENGAGEMENT AND INDEMNIFICATION AGREEMENT, dated as of March 23, 2023 (this “Agreement”), by and between Farallon Capital Partners, L.P. (“Farallon,” “we” or “us”) and David Johnson (“Nominee” or “you”).

WHEREAS, Farallon has asked Nominee, and Nominee has agreed, to be (i) a member of the slate of nominees (the “Slate”) of Farallon or an affiliate thereof for election to the Board of Directors (the “Board of Directors”) of Exelixis, Inc., a Delaware corporation (the “Company”), at the 2023 annual meeting of stockholders of the Company (including any adjournments or postponements thereof, the “Annual Meeting”) and/or at any special meeting of the stockholders of the Company (including any adjournments or postponements thereof, a “Special Meeting”) and (ii) named as such in the proxy solicitation materials of Farallon related to the Annual Meeting and/or a Special Meeting;

WHEREAS, Farallon may solicit proxies from the stockholders of the Company in support of Nominee’s election as a director of the Company at the Annual Meeting and/or a Special Meeting (the “Solicitation”); and

WHEREAS, Nominee has agreed to serve as a director of the Company if Nominee is (i) elected at the Annual Meeting and/or a Special Meeting or (ii) appointed to the Board of Directors by other means.

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Farallon that Nominee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other), whether instituted by Farallon, the Company or any other party, or any inquiry or investigation that Nominee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all reasonable documented out-of-pocket attorneys’ fees and all other reasonable out-of-pocket fees, costs, and expenses paid or incurred directly in connection with the Solicitation or related matters, as applicable, including without limitation, investigating, defending or participating in (as a party, witness or otherwise, including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event, including the reasonable documented out-of-pocket costs and expenses of Nominee incurred directly in connection with seeking enforcement of this Agreement in the event that Nominee is successful in such enforcement action, in each case except to the extent arising out of or resulting from Nominee’s (i) willful violation of state or federal law in connection with the Solicitation, unless you demonstrate (any such demonstration to be reasonably determined solely by Farallon) that your action was taken in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of electing the Slate, (ii) gross negligence, willful misconduct or bad faith or (iii) a material misstatement or omission in any information provided by Nominee in connection with the Solicitation and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

“Indemnifiable Event” means any event or occurrence directly arising out of, or any action taken or omitted to be taken directly in connection with, the Solicitation or being a member of the Slate, in each case except to the extent arising out of or resulting from Nominee’s (i) willful violation of state or federal law in connection with the Solicitation, unless you demonstrate (any such demonstration to be determined solely by Farallon) that your action was taken in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of electing the Slate, (ii) gross negligence, willful misconduct or bad faith or (iii) a material misstatement or omission in any information provided by Nominee in connection with the Solicitation and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

“Loss or Losses” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses), in each case except to the extent arising out of or resulting from Nominee’s (i) willful violation of state or federal law in connection with the Solicitation, unless you demonstrate (any such demonstration to be determined solely by Farallon) that your action was taken in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of electing the Slate, (ii) gross negligence, willful misconduct or bad faith or (iii) a material misstatement or omission in any information provided by Nominee in connection with the Solicitation and, in each case, to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

2.       Agreement to be Named and Serve; Consideration. Nominee hereby agrees, should we so elect, to (a) be a nominee for election to the Board of Directors at the Annual Meeting and/or a Special Meeting, (b) be named as such in the proxy solicitation materials of Farallon or an affiliate thereof related to the Annual Meeting and/or a Special Meeting, (c) serve as a director of the Company if (i) so elected at the Annual Meeting and/or a Special Meeting or (ii) appointed to the Board of Directors by other means, (d) devote the time and energy necessary to participate in the Solicitation as requested by Farallon, subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, by Nominee making himself or herself available to attend and participate in meetings with, interviews with and presentations to stockholders, analysts, fund managers, representatives of nominee holders, proxy advisory firms, members of the media, and other persons Farallon may reasonably request in connection with the Solicitation, the election of the Slate or any stockholder resolutions Farallon may determine to bring before the Company’s stockholders in connection with the Solicitation and (e) subject to Section 4, reasonably cooperate with Farallon in connection with any litigation, investigation or other proceeding arising out of or related to the Solicitation, including the nomination of the Slate, and subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, to be reasonably available to respond to and participate as reasonably necessary in any such litigation, investigation or other proceeding. Except as set forth herein, the parties hereto agree that Nominee shall not be entitled to receive any cash or other consideration from Farallon in respect of Nominee’s agreements contained herein, whether or not Nominee is elected to the Board of Directors.

3.       Questionnaires; Disclosure of Information. Nominee hereby agrees (a) to promptly complete and sign one or more questionnaires requesting information relating to Nominee’s background and qualifications (the “Questionnaires”), the written representation that is required to be completed and delivered to the Company in order to be eligible to be a nominee for election to the Board of Directors and to serve as a director if elected, pursuant to Section 5(c)(E) of Article III of the Company’s bylaws (the “Written Representation”) and the written consent that is required to be completed and delivered to the Company in order to be eligible to be a nominee for election to the Board of Directors and to serve as a director if elected, pursuant to Section 5(c)(F) of Article III of the Company’s bylaws (the “Written Consent”), (b) that Nominee’s responses in the Questionnaires and the representations made in the Written Representation and the Written Consent will be true, complete and correct in all material respects and will not omit any material information, (c) that Nominee will provide true, correct and complete information concerning such other matters as are required or customary to be disclosed regarding Nominee, his or her nomination to the Board of Directors or the Solicitation under (i) the Company’s governing documents or (ii) pursuant to the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, (d) that Nominee will promptly provide any additional information as may be requested by Farallon, such information to be true and correct and not omit any material information, and (e) that Nominee will promptly notify Farallon of any changes or updates to any information provided by Nominee to Farallon pursuant to this Section 3. Nominee further acknowledges and agrees that Farallon may (i) forward the Questionnaires, the Written Representation and the Written Consent to the Company, (ii) publicly disclose the existence and contents of this Agreement, and (iii) use information provided in the Questionnaire to comply with disclosure requirements in regulatory filings, submissions to the Company, proxy solicitation materials and other public disclosures; provided that Nominee will be provided a reasonable opportunity to (x) review such materials prior to filing or submission and (y) consult with Farallon regarding such disclosures. Furthermore, Nominee acknowledges and agrees that Farallon may elect, at its expense, to conduct a background and reference check of Nominee and Nominee further agrees to complete and execute any necessary authorization forms or other documents required in connection therewith.

4.       Indemnification.

(a)       In the event Nominee was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event, Farallon or a designee thereof, to the fullest extent permitted by applicable law, shall indemnify and hold harmless Nominee from and against any and all Losses suffered, incurred or sustained by Nominee or to which Nominee becomes subject, arising out of such Claim (it being understood and agreed that, except as provided in Section 4(c) with respect to Expenses, reimbursements of any such Losses payable hereunder shall be made as soon as practicable but in any event no later than 30 days after written request is made to Farallon accompanied by reasonable supporting documentation).

Nominee shall give Farallon prompt written notice of any Claim (accompanied by such reasonable supporting documentation as may be in Nominee’s possession) as soon as Nominee becomes aware thereof.

(b)       In the case of the commencement of any Claim against Nominee in respect of which he or she may seek indemnification from Farallon hereunder, Farallon will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such Claim. In addition, Farallon shall have, in its sole discretion, the right to assume control of the defense of such Claim with counsel chosen by Farallon. To the extent that Farallon may wish to assume the defense of any Claim against Nominee in respect of which Nominee may seek indemnification from Farallon hereunder, Farallon shall provide Nominee with written notice of Farallon’s election to assume the defense of such Claim. From and after such election by Farallon to assume defense of a Claim, Farallon will not be liable to Nominee under this Agreement for any Expenses subsequently incurred by Nominee in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith). If, in any action for which indemnity may be sought hereunder, Farallon shall not have timely assumed the defense thereof, or Nominee shall have been advised by his or her independent counsel in writing that it would constitute a conflict of interest for the same counsel to represent both Nominee and Farallon in such action, or if Nominee has been advised by his or her independent counsel that Nominee has separate or additional defenses than those available to Farallon with regard to such action, Nominee shall have the right to employ his or her own counsel reasonably satisfactory to Farallon in such action, in which event Farallon shall pay directly or reimburse Nominee for any reasonable documented costs not paid directly for all reasonable documented out-of-pocket legal fees and expenses incurred by Nominee in connection with the defense thereof; provided, however, that Farallon shall be obligated to pay for only one firm to serve as counsel for all of Farallon’s nominees for election to the Board of Directors, unless Nominee has been informed by independent counsel that there are conflicts of interest or additional defenses for Nominee relative to the other nominees. Nominee shall not settle any action, and Farallon shall not be responsible for any settlement of any claim against Nominee covered by this Agreement, without the prior written consent of Farallon, which consent shall not be unreasonably delayed or withheld. Farallon shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on Nominee that could reasonably be viewed as an acknowledgment of wrongdoing on the part of Nominee, without Nominee’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld).

(c)       Nominee’s right to indemnification pursuant to this Section 4 shall include the right of Nominee to be advanced by Farallon or a designee thereof any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by Nominee; provided, however, that all amounts advanced in respect of such Expenses shall be promptly repaid to Farallon or a designee thereof by Nominee to the extent it shall ultimately be determined in a final judgment by a court of competent jurisdiction that Nominee is not entitled to be indemnified for or advanced such Expenses. The indemnification and reimbursement arrangements contemplated herein shall only take effect if Nominee is publicly named by Farallon or an affiliate thereof as a member of the Slate.

(d)       Notwithstanding any other provision of this Agreement to the contrary, the indemnity and expense reimbursement obligations of Farallon under this Agreement will not apply to any event or occurrence (i) prior to the date hereof, (ii) subsequent to the conclusion of the Solicitation or as such earlier time as you are no longer a member of the Slate or (iii) relating to or directly or indirectly arising out of Nominee’s service as a director of the Company.

5.       Trading of Securities. With respect to the purchase or sale of the securities of the Company prior to the termination of this Agreement in accordance with its terms, (i) you agree not to purchase or sell any securities of the Company without obtaining prior and expressly written consent from Farallon before a prospective purchase or sale and that in the event Farallon provides such prior written consent to provide Farallon with any information requested by Farallon following such purchases or sales so that we may comply with any applicable disclosure or other obligations which may result from such purchases or sales and (ii) except as otherwise agreed by Farallon and you, Farallon or its affiliates shall prepare and complete any required disclosures, including all regulatory filings related thereto, at no cost to you. With respect to any purchases made pursuant to this paragraph, you agree not to dispose of any such securities prior to the termination of this Agreement without the prior consent of Farallon. In the event of any termination pursuant to clause (d) of Section 12, you agree not to purchase any securities of the Company prior to the close of business on the date that is 120 days after the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement or any other agreement existing as of the date hereof, upon your election or appointment to the Board of Directors, (a) you shall be under no obligation to consult with or obtain the consent of Farallon or its affiliates regarding any purchases or sales of securities of the Company and (b) Farallon and its affiliates shall not be required to prepare or complete any disclosures, including any regulatory filings, regarding any purchases or sales of securities of the Company by you.

6.       Publicity. From and after the date hereof until the date on which Nominee is elected or appointed to serve as a director of the Company, Nominee shall coordinate with Farallon with respect to Nominee’s public disclosures regarding the Solicitation, Farallon, and/or the Company, including press releases, public announcements and statements or disclosures to the media concerning this Agreement, the Solicitation or any of the matters contemplated hereby, by notifying Farallon with respect to any planned media engagements and coordinating in advance with Farallon on the text, if any, of such disclosures or topics to be discussed in connection with such engagements.

7.       No Agency. Each of Farallon and Nominee acknowledges that Nominee is not acting as an agent of Farallon or in a fiduciary capacity with respect to Farallon and that Nominee is not assuming any duties or obligations to Farallon other than those expressly set forth in this Agreement. Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency and nothing contained herein shall entitle Nominee to any compensation from Farallon. Each of Farallon and Nominee further acknowledges that, should Nominee be elected, or otherwise appointed, to the Board of Directors, Nominee will be acting as a director of the Company, on behalf of the Company and all of its stockholders, independent of and not controlled by Farallon, and all of Nominee’s activities and decisions as a director of the Company will be governed by applicable law and subject at all times to his or her fiduciary duties to the Company and its stockholders. Nothing in this Agreement is intended to or shall govern or restrict Nominee’s decisions or conduct as a director of the Company, which such decisions and conduct shall be based on Nominee’s independent business judgment and honest belief as to the best interests of the Company and its stockholders. Each of Farallon and Nominee further acknowledges that there is no agreement between or among them that governs the decisions which Nominee will make, or actions that Nominee will take, while serving as a director of the Company or regarding the voting or holding of any securities of the Company.

8.       Amendment; Waiver; Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. The parties may not waive or vary any right hereunder except by an express written waiver or variation. Any failure to exercise any rights hereunder, or any delay in exercising any such rights, or any partial or defective exercise of any such rights, shall not operate as a waiver or variation of that or any other such right. The waiver by one party of any breach of this Agreement by another party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.

9.       Subrogation. In the event of payment under this Agreement, Farallon shall be subrogated to the extent of such payment to all of the rights of recovery of Nominee, and Nominee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Farallon effectively to bring suit to enforce such rights.

10.       No Duplication of Payments. Farallon shall not be liable under this Agreement to make any payment in connection with a Claim made against Nominee to the extent Nominee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder. In addition, Nominee shall be required to reimburse Farallon for any indemnification payments made to Nominee by Farallon for any Losses to the extent that Nominee subsequently receives payment of such amounts from another source.

11.       Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party,

if to Farallon, to:

Farallon Capital Partners, L.P.

c/o Farallon Capital Management, L.L.C.

One Maritime Plaza, Suite 2100

San Francisco, California 94111

Attention: General Counsel

Telephone: (415) 421 2132

Email: generalcounsel@faralloncapital.com

with a copy to (which copy shall not constitute notice hereunder):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eleazer Klein

Telephone: (212) 756-2376

Email: Eleazer.Klein@srz.com

if to Nominee, to:

515 Madison, 8th Floor

New York, NY 10022

Telephone: (646) 859-8204

Email: dj@caliganpartners.com

or such other address, email address or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereby given in accordance with this Section 11. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 11.

12.       Termination. This Agreement shall automatically terminate on the earlier to occur of (a) the termination of the Solicitation by Farallon, (b) Nominee’s election or appointment to the Board of Directors, (c) the conclusion of the Annual Meeting or (d) Farallon’s election to not include you as part of the Slate; provided, that Farallon may terminate this Agreement at any time upon written notice to Nominee; provided, further, that Farallon’s obligations with respect to advancement, reimbursement and indemnification hereunder and Nominee’s obligations with respect to purchasing securities of the Company in the event of a termination pursuant to clause (d) of this Section 12, non-disclosure, advancement, reimbursement and indemnification hereunder shall each remain in full force and effect and survive the termination of this Agreement.

13.       Nominee Acknowledgement. Nominee acknowledges that Farallon shall be under no obligation to nominate Nominee for election to the Board of Directors or otherwise seek the appointment of Nominee to the Board of Directors. Nominee acknowledges that Farallon will rely upon information provided by Nominee for purposes of preparing regulatory filings, submissions to the Company, proxy solicitation materials and other public disclosures.

14.       Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of New York located in New York County, or in the United States District Court for the Southern District of New York, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 11.

15.       Execution by Counterparts/Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile or PDF.

16.       Expense Reimbursement. Farallon hereby agrees to reimburse Nominee for his or her reasonable, documented, out-of-pocket expenses incurred as a result of being a member of the Slate, including, without limitation, reimbursement for reasonable, documented, out-of-pocket travel expenses; provided, that Nominee hereby agrees that in the event Nominee reasonably determines that he or she needs to retain legal counsel to represent Nominee in connection with being a member of the Slate (other than in connection with a claim for indemnification, which is addressed in Section 4) he or she will employ counsel selected by Farallon and reasonably satisfactory to Nominee. Should Nominee be elected or otherwise appointed to the Board of Directors, other than as expressly set forth herein, Farallon will not be liable for any expenses or any other liabilities incurred by Nominee during the period following election or appointment to the Board of Directors.

17.       Non-Disclosure. Nominee acknowledges and agrees to hold in strict confidence, and that Nominee will neither use nor disclose to third parties, information Nominee receives from Farallon or any of its agents or representatives or information developed by Nominee based upon such information, except for (a) information which was public at the time of disclosure or becomes part of the public domain without disclosure by Nominee, (b) information which Nominee learns from a third party (other than Farallon or its agents or representatives) which does not have a legal, contractual or fiduciary obligation of confidentiality to Farallon or its agents or representatives, (c) following Nominee’s election or appointment as a director of the Company, information which is necessary for Nominee to disclose in order to comply with Nominee’s fiduciary duties under applicable law or (d) information which is required to be disclosed by applicable law; provided, that in the event of any required disclosure pursuant to this clause (d), Nominee hereby agrees to notify Farallon of such required disclosure promptly so that Farallon may seek a protective order or other appropriate remedy or, in Farallon’s sole discretion, waive compliance with the terms of this Section 17; provided, further, that in the event that no such protective order or other remedy is obtained, or that Farallon waives compliance with the terms of this Section 17, Nominee further agrees to furnish only that portion of the confidential information which Nominee is advised by counsel is legally required and will cooperate with Farallon’s efforts, without incurring any monetary expense, to obtain assurance that confidential treatment will be accorded to the confidential information. Nominee further agrees not to (i) make any public communication relating to the Solicitation, the Company, or Farallon without the prior permission of Farallon and (ii) stand for election to the Board of Directors through nomination by the Company or any other person (other than Farallon) without the prior permission of Farallon. Nothing in this Section 17 shall constrain Nominee’s communications with his or her counsel, or prevent Nominee from disclosing information to his or her counsel.

18.       Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

19.       Headings. The headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

20.       Warranty of Authority. Each person executing this Agreement represents and warrants that he or she has full authority to sign this Agreement on behalf of the party for which he or she is acting and that the parties will thereby be fully bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

21.       Remedies. Nominee hereby acknowledges that money damages would be both difficult to calculate and speculative and an insufficient remedy for any breach of Nominee’s obligations in Sections 2, 3, 4, 5, 6 and/or 17 and that any such breach would cause Farallon irreparable harm. Accordingly, Nominee also agrees that in the event of any breach or threatened breach of Sections 2, 3, 4, 5, 6 and/or 17 Farallon, in addition to any other remedies at law or in equity it may have, shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security or proof of actual damages.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FARALLON CAPITAL PARTNERS, L.P.

By:
Name:
Title:

NOMINEE

By:
Name: